Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 3, 2023, the wholly-owned subsidiaries of PLBY Group, Inc. (the “Company), Playboy Enterprises, Inc. (“Seller”) and TLA Acquisition Corp. (“TLA”), entered into a Stock Purchase Agreement (the “SPA”) with LV Holding, LLC (“Buyer”) for the sale of TLA and its Lovers business. Pursuant to the terms and subject to the conditions set forth in the SPA, Buyer has agreed to acquire from Seller all of the issued and outstanding equity interests of TLA (the “Disposal Transaction”), which holds and operates the Lovers business, for $13,491,000 in cash (the “Purchase Price”), subject to customary purchase price adjustments and the escrow of related amounts in a short-term escrow account, in each case as set forth in the SPA. On November 3, 2023, Seller closed the Disposal Transaction in accordance with the SPA.

The unaudited pro forma condensed consolidated financial information as of and for the six month period ended June 30, 2023 and for the year ended December 31, 2022, the date of the Company’s latest publicly available interim fiscal period financial information and most recently completed fiscal year, respectively, has been derived from the Company’s historical consolidated financial statements and gives effect to the Disposal Transaction. The Company had previously recognized TLA’s business as discontinued operations within its consolidated financial statements and therefore all historical financial statements of the Company were previously reported to exclude the results of TLA’s operations from continuing operations within it statement of operations. Additionally, the net assets of TLA’s business were previously recognized as assets held for sale on the Company’s balance sheet as of June 30, 2023.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2023, reflects the Company’s financial position as if the Disposal Transaction had occurred on such date. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2023, and for the year ended December 31, 2022 reflect the Company’s operating results as if the Disposal Transaction had occurred as of January 1, 2022. In our future public filings, the historical financial results of the TLA business will continue to be included in the discontinued operations in the Company’s consolidated financial statements under U.S. generally accepted accounting principles (“GAAP”) for all periods presented, to the extent applicable.

The unaudited pro forma condensed consolidated financial statements and the accompanying notes are based on, and should be read in conjunction with:

•the Company’s historical audited consolidated financial statements and accompanying notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and

•the Company’s historical unaudited condensed consolidated financial statements and accompanying notes thereto included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2023.

The “PLBY Historical” column in the unaudited pro forma condensed consolidated financial statements reflects our historical condensed consolidated financial statements for each of the periods presented and does not reflect any adjustments related to the Disposal Transaction.

The “TLA Discontinued Operations” column in the unaudited pro forma condensed consolidated financial information gives effect to the Disposal Transaction and has been prepared consistent with the guidance for discontinued operations, ASC 205-20 Presentation of Financial Statements – Discontinued Operations (“ASC 205-20”), under GAAP. Therefore, the Company did not allocate any general corporate overhead expenses to such discontinued operations. As such, the unaudited pro forma condensed consolidated financial information does not reflect what our results of operations would have been on a stand-alone basis and is not necessarily indicative of future results of operations.

The “Pro Forma Adjustments” column in the unaudited pro forma condensed consolidated financial information is based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and best reflect the Disposal Transaction on the Company’s financial condition and results of operations.

The Company’s historical consolidated financial information has been adjusted in the unaudited pro forma condensed financial statements to give effect to pro forma events that are (i) directly attributable to the Disposal Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on results. The resulting unaudited pro forma condensed consolidated financial statements do not include any adjustments related to cost savings, operating synergies, tax benefits or revenue enhancements (or the necessary costs to achieve such benefits) that could result from the Disposal Transaction.

The unaudited pro forma condensed consolidated financial information has been prepared based upon the best available information and management estimates and is subject to the assumptions and adjustments described below and in the accompanying notes to the unaudited pro forma condensed consolidated financial information. The pro forma financial information is not intended to be a complete presentation of the Company’s financial position or results of operations had the Disposal Transaction occurred as of and for the periods presented. In addition, the unaudited pro forma condensed consolidated financial information is provided for illustrative and informational purposes only and is not necessarily indicative of the Company’s future results of operations or financial condition had the Disposal Transaction been completed on the dates assumed. The actual financial position and results of operations may materially differ from the pro forma amounts reflected herein due to a variety of factors. Management believes these assumptions and adjustments are reasonable, given the information available at the filing date.

PLBY Group, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(in thousands)

	As of June 30, 2023
	PLBY Historical	Pro Forma Adjustments	Note	PLBY Pro Forma
Assets
Current assets:
Cash and cash equivalents	$34,404	$12,516	2(c)	$46,920
Receivables, net of allowance for credit losses	15,086	–		15,086
Inventories, net	14,061	—		14,061
Prepaid expenses and other current assets	12,604	—		12,604
Assets held for sale	19,311	(19,311)	2(a)	—
Total current assets	95,466	(6,795)		88,671
Restricted cash	1,955	—		1,955
Property and equipment, net	14,981	—		14,981
Operating right of use assets	27,906	—		27,906
Goodwill	54,283	—		54,283
Other intangible assets, net	163,871	—		163,871
Contract assets, net of current portion	9,165	—		9,165
Other noncurrent assets	14,911	—		14,911
Total assets	$382,538	$(6,795)		$375,743
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,752	$—		$12,752
Accrued agency fees and commissions	5,169	—		5,169
Deferred revenues, current portion	6,445	—		6,445
Long-term debt, current portion	304	—		304
Operating lease liabilities, current portion	6,403	—		6,403
Other current liabilities and accrued expenses	26,764	—		26,764
Liabilities held for sale	15,817	(15,817)	2(a)	—
Total current liabilities	73,654	(15,817)		57,837
Deferred revenues, net of current portion	28,316	—		28,316
Long-term debt, net of current portion	186,487	—		186,487
Deferred tax liabilities, net	14,313	—		14,313
Operating lease liabilities, net of current portion	26,302	—		26,302
Other noncurrent liabilities	904	—		904
Total liabilities	329,976	(15,817)		314,159
Commitments and contingencies
Redeemable noncontrolling interest	(208)	—		(208)
Stockholders’ equity:
Common stock	7	—		7
Treasury stock, at cost	(4,445)	—		(4,445)
Additional paid-in capital	688,280	—		688,280
Accumulated other comprehensive loss	(26,113)			(26,113)
Accumulated (deficit) income	(604,959)	9,022	2(c), 2(d)	(595,937)
Total stockholders’ equity	52,770	9,022		61,792
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$382,538	$(6,795)		$375,743

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

PLBY Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Six Months Ended June 30, 2023
	PLBY Historical	TLA Discontinued Operations (Note 2(b))	Pro Forma Adjustments	PLBY Pro Forma
Net revenues	$70,304	$—	$—	$70,304
Costs and expenses:				—
Cost of sales	(32,636)	—	—	(32,636)
Selling and administrative expenses	(74,179)	—	—	(74,179)
Contingent consideration fair value remeasurement gain	267	—	—	267
Impairments	(148,190)	—	—	(148,190)
Other operating income, net	249	—	—	249
Total operating expense	(254,489)	—	—	(254,489)
Operating loss	(184,185)	—	—	(184,185)
Nonoperating income (expense):
Interest expense	(10,966)	—	—	(10,966)
Gain on extinguishment of debt	6,133	—	—	6,133
Fair value remeasurement gain	6,505	—	—	6,505
Other income, net	250	—	—	250
Total nonoperating income	1,922	—	—	1,922
Loss from continuing operations before tax provision	(182,263)	—	—	(182,263)
Tax provision	11,620	—	—	11,620
Net loss from continuing operations	(170,643)	—	—	(170,643)
(Loss) income from discontinued operations, net of tax	(920)	(925)		(1,845)
Net (loss) income	(171,563)	(925)	—	(172,488)
Net (loss) income attributable to PLBY Group, Inc.	$(171,563)	$(925)	$—	$(172,488)
Net loss per share:
Net loss per share from continuing operations, basic and diluted	$(2.43)	$—	$—	$(2.43)
Net loss per share from discontinued operations, basic and diluted	(0.01)	(0.02)	—	(0.03)
Net loss per share basic and diluted	$(2.44)	$—	$—	$(2.46)
Weighted-average shares outstanding, basic and diluted	70,129,055		—	70,129,055

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

PLBY Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Year Ended December 31, 2022
	PLBY Historical	TLA Discontinued Operations	Pro Forma Adjustments	PLBY Pro Forma
Net revenues	$266,933	$(48,309)	$—	$218,624
Costs and expenses:
Cost of sales	(129,642)	19,958	—	(109,684)
Selling and administrative expenses	(160,982)	24,486		(136,496)
Impairments	(308,165)	19,358	—	(288,807)
Gain on sale of the aircraft	5,689	—	—	5,689
Other operating income, net	482	—	—	482
Total operating expense	(592,618)	63,802	—	(528,816)
Operating loss	(325,685)	15,493	—	(310,192)
Nonoperating (expense) income:
Interest expense	(17,719)	—	—	(17,719)
Loss on extinguishment of debt	(1,266)	—	—	(1,266)
Gain from settlement of convertible note	—	—	—	—
Fair value remeasurement gain	9,401	—	—	9,401
Other (expense) income, net	(494)	(29)	—	(523)
Total nonoperating (expense) income	(10,078)	(29)	—	(10,107)
Loss before tax provision	(335,763)	15,464	—	(320,299)
Tax provision	58,059	10	—	58,069
Net loss	(277,704)	15,474	—	(262,230)
Net loss attributable to PLBY Group, Inc.	$(277,704)	$15,474	$—	$(262,230)
Net loss per share, basic and diluted	$(5.86)	$0.33	$—	$(5.53)
Weighted-average shares used in computing net loss per share, basic and diluted	47,420,376	47,420,376	—	47,420,376

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1.Basis of Pro Forma Presentation

The pro forma financial information is prepared pursuant to Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon and derived from information and assumptions available at the time of the filing of the Current Report on Form 8-K to which this pro forma financial information is attached.

The pro forma financial information is based on financial statements prepared in accordance with GAAP, which is subject to change and interpretation. The pro forma financial information is based on and derived from the Company’s historical consolidated financial statements, adjusted for certain transaction accounting adjustments. Actual adjustments, however, may differ materially from the information presented. The pro forma adjustments do not include allocations of corporate costs, as those are not directly attributable to the Disposal Transaction. The pro forma adjustments also do not include management adjustments to reflect any potential dis-synergy costs or benefits that may result from realization of future cost savings that may occur in connection with the Disposal Transaction as management does not believe presenting such adjustments would enhance an understanding of the pro forma effects thereof. In addition, the pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the U.S Securities and Exchange Commission. The pro forma financial information is not necessarily indicative of what the financial position or statements of operations results would have actually been had the Disposal Transaction occurred on the dates indicated. In addition, the pro forma financial information should not be considered to be indicative of the Company’s future consolidated financial performance and statement of operations results.

2.    Unaudited Pro Forma Condensed Consolidated Financial Statements Notes and Assumptions

The unaudited pro forma condensed consolidated financial statements reflect the following notes and adjustments:

(a) The major classes of TLA assets and liabilities classified as held for sale in the accompanying condensed consolidated balance sheet as of June 30, 2023 were as follows (in thousands):

June 30, 2023
Assets:
Receivables, net of allowance for credit losses	$12
Inventories, net	4,842
Prepaid expenses and other current assets	341
Property and equipment, net	1,502
Operating right of use assets	11,906
Other intangible assets, net	433
Other noncurrent assets	275
Total assets held for sale	$19,311
Liabilities:
Accounts payable	$1,100
Deferred revenues	—
Operating lease liabilities	12,411
Other current liabilities and accrued expenses	2,306
Total liabilities held for sale	$15,817

(b) The following table summarizes the components of TLA loss from discontinued operations, net of tax in the accompanying condensed consolidated statements of operations for the six months ended June 30, 2023 (in thousands):

Six Months Ended June 30, 2023
Net revenues	$21,762
Costs and expenses:
Cost of sales	(8,603)
Selling and administrative expenses	(12,238)
Total operating expense	(20,841)
Operating income	921
Nonoperating income:
Other income, net	25
Total nonoperating income	25
Income from discontinued operations before tax provision	946
Tax provision	(21)
Net income	$925
.

(c) To record the estimated net cash proceeds from the Disposal Transaction of $12.5 million, which is comprised of the approximately $13.5 million purchase price pursuant to the terms of SPA, less estimated transaction costs of approximately $1.0 million incurred or expected to be incurred as part of the Disposal Transaction.

(d)     Adjustments to reflect the book gain of approximately $9.0 million arising from the Disposal Transaction as if the Disposal Transaction occurred on June 30, 2023. The pro forma statements of operations present the Company’s results as if the Disposal Transaction had occurred on January 1, 2022. Any estimated gain or loss related to the discontinued operations and the Disposal transaction has been excluded from the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2022 or the six months ended June 30, 2023 as this amount pertains to discontinued operations and does not reflect the impact on income from continuing operations.